Exhibit 99.1
For immediate release
July 23, 2026

AtriCure Reports Second Quarter 2026 Financial Results
•Second Quarter 2026 worldwide revenue of $153.6 million, an increase of 12.8% year over year
•Second Quarter 2026 profitability strengthened, with net income of $9.0 million and adjusted EBITDA of $27.3 million
•Second Quarter 2026 cash generation of $21.6 million
MASON, Ohio, July 23, 2026 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced second quarter 2026 financial results.

“Our team delivered healthy growth and a significant step up in profitability in the second quarter,” said Michael Carrel, President and Chief Executive Officer. “Our innovative technologies continue to prove their value, with strong growth in pain management bolstering our leading cardiac surgery portfolio. Meanwhile, we are rapidly advancing our BoxX-NoAF and LeAAPS clinical trials towards data readouts that we believe will inform and drive the next era of cardiac surgery patient care and growth for AtriCure. We remain confident in our ability to create lasting value for patients and shareholders.”
Second Quarter 2026 Financial Results
Worldwide revenue for the second quarter 2026 was $153.6 million, an increase of 12.8% over second quarter 2025 revenue (12.4% on a constant currency basis). U.S. revenue was $125.6 million, an increase of $15.0 million or 13.6%, compared to the second quarter 2025. U.S. revenue growth was driven by sales of our cryoSPHERE® MAX™ probe for post-operative pain management, EnCompass® clamp in open ablation, and AtriClip FLEX-Mini® and AtriClip PRO-Mini® devices for appendage management. International revenue increased $2.5 million or 9.6% (7.1% on a constant currency basis) to $28.0 million, with growth in appendage management, open ablation, and pain management franchises.
Gross profit for the second quarter 2026 was $118.6 million compared to $101.5 million for the second quarter 2025. Gross margin was 77.2% for the second quarter 2026, an increase of 269 basis points from the second quarter 2025, driven primarily by favorable product and geographic mix, along with manufacturing efficiencies. Income from operations for the second quarter 2026 was $9.7 million, compared to a loss from operations of $6.2 million for the second quarter 2025. Basic and diluted net income per share were $0.18 for the second quarter 2026, compared to basic and diluted net loss per share of $0.13 for the second quarter 2025.
Adjusted EBITDA for the second quarter 2026 was $27.3 million, an increase of $11.9 million or 78% from the second quarter 2025. For the second quarter 2026, adjusted earnings per share was $0.18, compared to $0.02 adjusted loss per share for the second quarter 2025.
Constant currency revenue, adjusted EBITDA and adjusted earnings (loss) per share are non-GAAP financial measures. We discuss these non-GAAP financial measures and provide reconciliations to GAAP measures later in this release.
2026 Financial Guidance
Full year 2026 revenue is projected to be approximately $602 million to $610 million, and management also projects full year 2026 adjusted EBITDA of approximately $85 million to $89 million. Full year 2026 net income per share is expected to be in the range of $0.05 to $0.13, and adjusted earnings per share is expected to be in the range of $0.24 to $0.32. Additionally, management expects continued positive cash generation for 2026.
Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, July 23, 2026, to discuss second quarter 2026 financial results. To access the webcast, please visit the Investors page of AtriCure’s corporate website at https://ir.atricure.com/events-and-presentations/events. Participants are encouraged to register more than 15 minutes before the webcast start time. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 59 million people worldwide. Surgeons around the globe use AtriCure technologies for the treatment of Afib, reduction of Afib related complications, and post-operative pain management. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® and cryoXT® probes are cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac, thoracic and amputation procedures. For more information, visit AtriCure.com or follow us on X @AtriCure.
Forward-Looking Statements
Except for historical information, certain statements in this press release, including financial guidance and outlook, are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. These risks and uncertainties include, but are not limited to, the following: our estimate of the market for our products; the rate and degree of market acceptance of our products; negative clinical data; competition from existing and new products and procedures, including the development of drugs or catheter-based technologies; our reliance on independent distributors to sell our products; inventory-related charges; the timing of and ability to obtain and maintain regulatory clearances and approvals for our products; impacts of rising healthcare costs; our ability to comply with extensive FDA regulations; the timing of and ability to obtain third party payor reimbursement of procedures utilizing our products; unfavorable publicity; the potential impact of any acquisitions, mergers, dispositions, joint ventures or investments we may make; disruptions to our manufacturing operations; the impact of tariffs or other restrictive trade measures; our failure to properly manage growth; disruptions of critical information systems or material breaches in the security of our systems; our ability to manage our intellectual property rights to provide meaningful protection; fluctuation of quarterly financial results; fluctuations in foreign currency exchange rates; reliance on third party manufacturers and suppliers; and litigation, administrative or other proceedings. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 19, 2026. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue for both management and investors.
Adjusted EBITDA is calculated as net income (loss) before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, and non-recurring charges that are not reflective of the operational results of the Company’s core business and may affect comparability of results period-over-period. Non-recurring charges include acquisition costs, acquired-in-process research and development (IPR&D) and related milestone payments arising from asset acquisitions, legal settlement costs, impairment of intangible assets and changes in fair value of contingent consideration liabilities.
Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)” later in this release.
Adjusted earnings (loss) per share is a non-GAAP measure which calculates the net income (loss) per share before non-cash adjustments in fair value of contingent consideration liabilities, acquired IPR&D and related milestone payments arising from asset acquisitions, legal settlement costs, impairment of intangible assets and debt extinguishment.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.
CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Marissa Bych
Gilmartin Group
Investor Relations
(415) 937-5402
marissa@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
United States Revenue:
Open ablation	$40,885	$36,468	$79,965	$69,776
Minimally invasive ablation	6,031	7,839	12,417	16,319
Pain management	27,058	21,168	49,417	38,438
Appendage management	51,614	45,108	99,994	87,199
Total United States	125,588	110,583	241,793	211,732
International Revenue:
Open ablation	11,243	10,349	20,759	19,344
Minimally invasive ablation	2,020	2,372	3,933	4,385
Pain management	2,380	2,033	4,370	3,822
Appendage management	12,373	10,802	23,998	20,476
Total International	28,016	25,556	53,060	48,027
Total revenue	153,604	136,139	294,853	259,759
Cost of revenue	34,975	34,657	66,913	65,649
Gross profit	118,629	101,482	227,940	194,110
Operating expenses:
Research and development expenses	26,402	29,284	50,637	51,812
Selling, general and administrative expenses	82,562	78,390	167,112	154,444
Total operating expenses	108,964	107,674	217,749	206,256
Income (loss) from operations	9,665	(6,192)	10,191	(12,146)
Other income (expense), net	(239)	263	(371)	(291)
Income (loss) before income tax expense	9,426	(5,929)	9,820	(12,437)
Income tax expense	471	261	757	500
Net income (loss)	$8,955	$(6,190)	$9,063	$(12,937)
Basic net income (loss) per share	$0.18	$(0.13)	$0.19	$(0.27)
Diluted net income (loss) per share	$0.18	$(0.13)	$0.18	$(0.27)
Weighted average shares used in computing net income (loss) per share:
Basic	48,667	47,721	48,501	47,557
Diluted	48,868	47,721	49,094	47,557

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$167,786	$167,428
Accounts receivable, net	79,981	66,653
Inventories	83,925	78,492
Prepaid and other current assets	13,839	9,944
Total current assets	345,531	322,517
Property and equipment, net	42,422	39,123
Operating lease right-of-use assets	6,069	6,868
Goodwill and intangible assets, net	278,039	282,807
Other noncurrent assets	4,582	2,864
Total Assets	$676,643	$654,179
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$78,743	$78,399
Other current liabilities	3,173	3,121
Total current liabilities	81,916	81,520
Long-term debt	61,000	61,865
Finance and operating lease liabilities	10,048	11,516
Other noncurrent liabilities	7,246	7,343
Total Liabilities	160,210	162,244
Stockholders' Equity:
Common stock	51	50
Additional paid-in capital	920,421	904,522
Accumulated other comprehensive income	101	566
Accumulated deficit	(404,140)	(413,203)
Total Stockholders' Equity	516,433	491,935
Total Liabilities and Stockholders' Equity	$676,643	$654,179

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss), as reported	$8,955	$(6,190)	$9,063	$(12,937)
Income tax expense	471	261	757	500
Other expense (income), net	239	(263)	371	291
Depreciation and amortization expense	5,307	5,171	10,580	10,255
Share-based compensation expense	12,313	11,371	23,586	21,001
Acquired in-process research & development expense	—	5,000	—	5,000
Non-GAAP adjusted income (adjusted EBITDA)	$27,285	$15,350	$44,357	$24,110
Reconciliation of Non-GAAP Adjusted Earnings (Loss) Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss), as reported	$8,955	$(6,190)	$9,063	$(12,937)
Acquired in-process research & development expense	—	5,000	—	5,000
Non-GAAP adjusted net income (loss)	$8,955	$(1,190)	$9,063	$(7,937)
Adjusted earnings (loss) per share	$0.18	$(0.02)	$0.19	$(0.17)
Adjusted earnings (loss) per diluted share	$0.18	$(0.02)	$0.18	$(0.17)

Weighted average shares used in computing adjusted earnings (loss) per share
Basic	48,667	47,721	48,501	47,557
Diluted	48,868	47,721	49,094	47,557